NEWS

CONTACT:	Kim Detwiler
UNIVEST CORPORATION
Vice President, Director of Corporate Communications
215-721-8396

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION AND UNIVEST NATIONAL BANK
AND TRUST CO.APPOINTS JEFFREY M. SCHWEITZER, CPA TO
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SOUDERTON, Pa., August 23, 2007 - Univest Corporation (listed on NASDAQ: UVSP), today announced the appointment of Jeffrey M. Schweitzer, CPA to executive vice president and chief financial officer, effective October 1, 2007. Schweitzer primarily will be responsible for managing financial risks, developing and implementing strategic financial planning and record-keeping initiatives, as well as financial reporting to management. He also will oversee the following support areas at Univest: e-Commerce, finance and accounting, information technology and operations, property management, security, compliance and treasury services.
Prior to his appointment at Univest, Schweitzer worked the past 12 years for Ernst & Young, LLP, most recently as a senior manager. In his position, he specialized in banking and gained a diverse experience in the financial services industry. Schweitzer graduated from the University of Notre Dame with a bachelor of science degree in accounting. He also is an active member of the American Institute of Certified Public Accountants and the Notre Dame Alumni Association.
“We conducted a comprehensive search for a new CFO after Wallace H. Bieler announced his retirement, effective January 31, 2008,” said William S. Aichele, chairman, president and chief executive officer of Univest Corporation. “We are confident we have found the right individual to help us continue to grow the Corporation for our employees, customers, shareholders and community. Jeff’s expertise and innovative ideas will be strong assets to Univest.”
Until his retirement, Wallace H. Bieler will continue in his roles as senior executive vice president, chief operations officer and corporate secretary for Univest Corporation and Univest National Bank and Trust Co.; and secretary and treasurer for Univest Investments, Inc., Univest Insurance, Inc. and Vanguard Leasing, Inc.

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Page 2 - Univest Corporation - Univest National Bank
Schweitzer Appointed EVP & CFO

About Univest National Bank and Trust Co.
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business.  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County - Donald K. Martin & Co. and B.G. Balmer & Co.  Univest Investments, Inc. a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.